Exhibit 10.4

TAYLOR MORRISON HOME CORPORATION

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Effective March 16, 2015

This Taylor Morrison Home Corporation Non-Employee Director Deferred Compensation Plan (the “Plan”) is intended to (i) enhance the ability of Taylor Morrison Home Corporation, a Delaware corporation (the “Company”), to attract and retain highly-qualified individuals to serve as non-employee members of the Board of Directors of the Company (the “Board”) by providing such members the opportunity to defer all or a portion of compensation earned for their services on the Board and (ii) provide for such deferral opportunity in the form of awards under the Taylor Morrison Home Corporation 2013 Omnibus Equity Award Plan (as may be amended from time to time, the “Equity Plan”), thereby aligning the interests of the members of the Board with those of the holders of the Company’s class A common stock, par value $0.00001 per share (“Common Stock”) in enhancing the value of the Common Stock.

The Plan is effective as of March 16, 2015 (the “Effective Date”) and permits the deferral of compensation received for services rendered after the Effective Date. This Plan applies to all such compensation and all earnings thereon, as applicable (as defined below).

The Plan is intended to be, and shall be administered as, an unfunded plan for the purpose of providing deferred compensation to members of the Board who are not also employees or officers of the Company or certain of its affiliates and, as such, is not an “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”). The Plan is also intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE I

DEFINITIONS

Capitalized terms used in this Plan shall have the meanings specified below.

1.1 “Annual Deferral Amount” means the portion of a Participant’s Director Payments that a Participant elects to be deferred.

1.2 “Annual Equity Award” means the component of an Eligible Director’s annual compensation package that consists of an equity award granted pursuant to the Equity Plan.

1.3 “Cash Compensation” means any cash compensation earned by an Eligible Director in respect of such Eligible Director’s services as a member of the Board, including, but not limited to, retainers (whether annual, semi-annual or otherwise), board meeting fees, committee meeting fees and committee chairman fees.

1.4 “Change in Control” has the meaning ascribed to such term in the Equity Plan, but only if such transaction is also a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of U.S. Treas. Regs. Section 1.409A-3(i)(5).

1.5 “Committee” means the Board or any subcommittee of its members that has been appointed by the Board, which subcommittee may be the Compensation Committee.

1.6 “Compensation Committee” means the Compensation Committee of the Board.

1.7 “Deferral Election Form” means the election form attached hereto as Annex A or any election form approved by the Board.

1.8 “Deferred Stock Units” means the right to receive one share of Common Stock, credited to a Participant’s Account in connection with an Annual Deferral Amount under the Plan.

1.9 “Director” means a member of the Board.

1.10 “Director Payments” means, with respect to any Eligible Director, such Eligible Director’s Cash Compensation and Annual Equity Award.

1.11 “Eligible Director” means a Director who is not an employee or officer of the Company, TMM Holdings II Limited Partnership, TMM Holdings Limited Partnership, Taylor Morrison Holdings, Inc. or any of its subsidiaries during any years of service covered by the election made on the Deferral Election Form.

1.12 “Fair Market Value” has the meaning ascribed to such term in the Equity Plan.

1.13 “Grant Date” means the date of grant of an Annual Equity Award.

1.14 “Participant” means any Eligible Director who becomes a Participant in this Plan in accordance with Article II.

1.15 “Plan Year” means each calendar year.

ARTICLE II

ELIGIBILITY FOR PARTICIPATION

2.1 Eligibility of Directors. Each Eligible Director is eligible to participate in the Plan.

2.2 Participation. An Eligible Director shall automatically become a Participant by electing to make a deferral of Director Payments in accordance with Article III.

ARTICLE III

ELECTIONS

3.1 Elections to Defer Director Payments. Elections to defer Director Payments must be made in writing, pursuant to a Deferral Election Form, and otherwise comply with this Article III.

(a) Timing of Election

(1) Cash Compensation Component. A Participant may elect to defer any Cash Compensation on or prior to December 31 of the Plan Year that is prior to the Plan Year during which the services that give rise to the right to receive the Cash Compensation are rendered (such date, the “Cash Election Date”).

(2) Annual Equity Award Component. For any Annual Equity Award with a vesting schedule that requires the Eligible Director to remain as a member of the Board for not less than 12 months after the Grant Date in order to vest in such award, a Participant may elect to defer such Annual Equity Award at any time prior to the Grant Date (the “Long-Vest Equity Election Date”). For any other Annual Equity Award, a Participant may elect to defer such Annual Equity Award on or prior to December 31 of the Plan Year that is prior to the Plan Year in which the Grant Date occurs (the “Short-Vest Equity Election Date”).

(3) Special Rule. Notwithstanding the provisions of Section 3.1(a)(1) or (2), a Participant who has not previously been eligible to participate in another elective deferred compensation plan that would be treated as the same type of plan as the Plan for purposes of Section 409A may make an initial deferral election under the Plan in accordance with Section 3.1(a)(1) and/or (2), as applicable, within 30 calendar days after first becoming eligible to participate under the Plan; provided, that, in such event, such deferral elections shall apply only to Director Payments that are due for services rendered after the date of such election.

(b) Amount Eligible for Deferral. An Eligible Director may elect to defer up to 100% of such Eligible Director’s Director Payments; provided, that, if an election will apply to an Annual Equity Award, such election must apply to the full Annual Equity Award. The Committee may change the amount that may be deferred in respect of any Plan Year at any time, or from time to time.

(c) Timing of Distributions. The timing of distributions of the Annual Deferral Amount shall be the earlier of (i) a Change in Control and (ii) the date that is 30 days after the Participant’s separation from membership on the Board (as long as such separation is also a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder) or, if the Participant is a “specified employee” within the meaning of Section 409A at the time of separation, then on the date that is six months following such date of separation (or a later date required under Section 409A of the Code) (such events described in (i) and (ii) the “Default Distribution Events”); provided, that each Participant may elect to designate a date of distribution other than the Default Distribution Events which, if such date occurs before the Default Distribution Events shall be the distribution date and such date may be (x) with respect to an Annual Equity Award, no earlier than September 1 of the calendar year following the year in which the Annual Equity Award vests; provided, however, that if an Annual Equity Award vests following September 1 in a calendar year, then the distribution date with respect to such Annual Equity Award can be no earlier than the one-year anniversary of the vesting date applicable to such Annual Equity Award, or (y) with respect to Cash Compensation, September 1 of the calendar year that is more than one year after the Plan Year with respect to which the Cash Compensation was earned. Any such election by a Participant shall be set forth in the Deferral Election Form.

3.2 Application and Revocability of Election. Except as permitted by this Section 3.2, elections shall become irrevocable as of the Cash Election Date, the Long-Vest Election Date or the Short-Vest Election Date, as applicable. An election as to time and form of payment made with respect to any Director Payments in a Plan Year shall remain in effect with respect to all such Director Payments in future Plan Years unless and until a new written Deferral Election Form is submitted. Any such new Deferral Election Form shall only be applicable with respect Cash Compensation and Annual Equity Awards with respect to which the Cash Election Date or the Long-Vest Election Date or Short-Vest Election Date have not already passed.

3.3 Subsequent Changes in Time of Distributions. A Participant may delay the timing of a previously-scheduled distribution only if such Participant submits a written subsequent deferral election meeting all of the following requirements: (i) the subsequent deferral election shall not take effect until at least 12 months after the date on which it is made; (ii) the election must be made at least 12 months prior to the date the distribution is scheduled to be made; and (iii) the subsequent deferral election must delay the distribution for at least five years from the date the distribution would otherwise have been made.

ARTICLE IV

DEFERRAL ACCOUNTS

4.1 Accounts. An account shall be established and maintained for each Participant under the Plan. The account shall be sub-allocated as a recordkeeping matter and for accounting convenience to identify years of participation (“Annual Subaccounts”). No actual amounts credited to any account or subaccount shall be required to be segregated. It is intended that the amount credited to each Annual Subaccount shall be considered a separate amount of nonqualified deferred compensation under Section 409A of the Code, even if the deferral occurred pursuant to a single Deferral Election Form that remained in effect as contemplated hereunder for several Plan Years. Accounts may also be sub-allocated to reflect deferrals of Cash Compensation or Annual Equity Awards, and any earnings, distributions or dividends in respect of such account.

4.2 Crediting of Accounts. The portion of a Participant’s Annual Deferral Amount that consists of Annual Equity Awards shall be credited to the

Participant’s account on the Grant Date in the form of a number of Deferred Stock Units equal to the number of shares of Common Stock that are subject to the Annual Equity Award, subject to adjustment as described in the Equity Plan. The portion of a Participant’s Annual Deferral Amount that consists of Cash Compensation shall be credited to the Participant’s account on the date on which such Cash Compensation would otherwise have been paid to the Participant, in the form of a number of Deferred Stock Units equal to the quotient of the amount of such Cash Compensation, divided by the Fair Market Value of one share of Common Stock on the date credited. If the result of the quotient contemplated by the preceding sentence would be a fractional amount, then such fractional amount shall be credited in the form of a fraction and aggregated with any other fractional Deferred Stock Units on the date of distribution. If any fractional Deferred Stock Units remain in an account on the date of distribution, such fractional Deferred Stock Units shall be settled in the form of cash. The Deferred Stock Units so credited shall be granted under and subject to the terms of the Equity Plan and pursuant to a Deferred Stock Unit Agreement substantially in the form of Annex B. The Deferred Stock Units shall be subject to adjustment, and shall be eligible to receive dividend equivalents as contemplated by the Equity Plan.

ARTICLE V

VESTING

Those Deferred Stock Units, and earnings or dividend equivalents thereon, that are credited to a Participant’s account in respect of the portion of a Participant’s Annual Deferral Amount (i) that was attributable to Cash Compensation, shall at all times be 100% vested or (ii) that was attributable to Annual Equity Awards, shall vest or be forfeited on the same terms and conditions as would have applied to the Annual Equity Award.

ARTICLE VI

DISTRIBUTIONS

Distributions in respect of Deferred Stock Units credited to accounts shall be made on the earliest of (i) a Change in Control, (ii) the date that is 30 days after the Participant’s separation from membership on the Board (as long as such separation is also a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder) or, if the Participant is a “specified employee” within the meaning of Section 409A at the time of separation, then on the date that is six months following such date of separation (or a later date required under Section 409A of the Code) and (iii) the date elected by a Participant in a Deferral Election Form duly submitted under the Plan. Distributions shall be made in the form of shares of Common Stock, on a one-for-one basis, and any fractional shares after accumulation as described in Article IV, shall be settled in cash, where such cash amount is determined based upon the Fair Market Value of one share of Common Stock on the applicable distribution date. If any distribution date contemplated by this Article VI is not a business day, then the distribution date, and valuation date for purposes of determining Fair Market Value, shall be the immediately subsequent business day.

ARTICLE VII

ADMINISTRATION

The Plan shall be administered by the Board, which may delegate its duties and powers in whole or in part as it deems appropriate. The Board is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems necessary or desirable. Any decision of the Board in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

ARTICLE VIII

MISCELLANEOUS

8.1 Unsecured General Creditor. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and their beneficiaries, heirs, successors, and assigns shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

8.3 Withholding. The Company or its subsidiaries shall have the right to reduce any payment (or compensation) by the amount of any required tax withholding due in respect of such compensation.

8.4 Adjustments Upon Certain Events. Deferred Stock Units credited to accounts under the Plan shall be subject to adjustment as Other Stock-Based Awards under the Equity Plan.

8.5 Amendment, Modification, Suspension or Termination. The Committee may amend, modify, suspend or terminate the Plan or any portion thereof at any time; provided, that except as provided for herein, that any such amendment, modification, suspension or termination that would materially and adversely affect the rights of any Participant shall not to that extent be effective without the consent of the affected Participant.

8.6 Governing Law. Except to extent preempted by Federal law, this Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware without giving effect to the conflict of laws provisions thereof that would cause the laws of another jurisdiction to apply.

8.7 Receipt or Release. Any payment to a Participant or the Participant’s beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company and its affiliates. The Committee may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.8 Limitation of Rights and Service Relationship; No Uniformity of Treatment. Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or beneficiary or other person any legal or equitable right against the Company or its subsidiaries except as provided in the Plan; and in no event shall the terms of service relationship of any Participant be modified or in any way be affected by the provisions of the Plan. There is no obligation for uniformity of treatment of Participants or holders of Accounts. The terms and conditions of the Plan and the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

8.9 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.10 Section 409A. It is intended that the Plan comply with Section 409A of the Code so as to prevent the inclusion in gross income of any Deferred Stock Units credited to an account in a taxable year that is prior to the taxable year or years in which such amounts are otherwise actually distributed or made available to a Participant. All provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. If the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that neither the Company nor any of its subsidiaries nor any other person or entity shall have any liability to a Participant or beneficiary with respect to the tax imposed by Section 409A.

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Annex A

Deferral Election Form

[omitted]

Annex B

Form of Deferred Stock Units Agreement

[omitted]